UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                     FORM S-8
             Registration Statement Under The Securities Act of 1933

                        MASS MEGAWATTS WIND POWER, INC.
     -----------------------------------------------------------------------
                 (Name of Small Business Issuer in its charter)


            MASSACHUSETTS                              04-3402789
----------------------------------------    ------------------------------------
    (State or other jurisdiction of         (I.R.S. EMPLOYER Identification No.)
     incorporation or organization)

            11 MAPLE AVENUE
            SHREWSBURY,MA                               01545
----------------------------------------    ------------------------------------
(Address of principal executive offices)              (ZIP CODE)

Issuer's  telephone  number  (508)751-5432
                             -------------

                               2003 Incentive Plan


                               Jonathan C. Ricker
                      President and Chief Executive Officer
                                 11 Maple Avenue
                              Shrewsbury, MA 01545
                                 (508) 751-5432


                        Calculation Of Registration Fee

 TITLE OF
EACH CLASS                       PROPOSED
    OF                           MAXIMUM
SECURITIES                    OFFERING PRICE
OFFERING TO                     PER SHARE OF     MAXIMUM
    BE         AMOUNT TO BE       COMMON         AGGREGATE    REGISTRATION
REGISTERED      REGISTERED        STOCK       OFFERING PRICE       FEE
------------   -------------  --------------  --------------  ------------
COMMON         18,000 shares        $4.80         $ 43,200      $ 4.50


(1) The provisions of Rule 416 under the Securities Act of 1933 shall apply to this Registration Statement and the number of shares registered on this Registration Statement shall increase or decrease as a result of stock splits, stock dividends or similar transactions.

(2) Represents shares issued pursuant to consulting agreements for continued services consultants to the Registrant, including services related to sales and marketing of the Company's products and services seeking joint ventures and potential acquisitions, promotional services with respect to Registrant's business establishment of distributorship agreements, all of the foregoing in furtherance of the Registrant's business.


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(3) Estimated solely for the purpose of calculating the registration fee.
Pursuant to Rule 457(h) the fee is calculated upon the basis of the average prices quoted for shares of common stock of the registrant as reported on The Nasdaq OTC Bulletin Board quotation service on the last day that the stock was traded.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

     Mass Megawatts Wind Power, Inc. has heretofore entered into agreements with third party consultants, attorneys, officers and directors with respect to the issuance of shares of the Registrant's common stock for services to the Registrant. In consideration for increasing the scope of the continuing services rendered and to be rendered to the Registrant until such time as the Registrant shall generate sufficient cash flow from operations in order to compensate its consultants, the Registrant has prepared this Form S-8 registration statement to provide for the issuance of shares, as described below.

     The Registrant has agreed to issue six thousand (18,000) shares pursuant to payment to certain consultants.

Item 2. Registrant Information.

     The Registrant shall provide each consultant covered by this registration, without charge, upon their written or oral request the documents incorporated by reference herein in Item 3 of Part II of this Registration Statement. The Registrant shall also provide the consultant, without charge, upon their written or oral request, with all other documents required to be delivered to participants, pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to the Registrant at its place of business as reflected in this Registration Statement.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which are on file with the Securities and Exchange Commission, are incorporated in this registration statement by reference:

(a) The Registrant's latest annual report, for the year ended April 30, 2002 as filed on Form 10-KSB with the Securities and Exchange Commission on July 29, 2002.

(b) The Registrant's quarterly reports as filed on Form 10-QSB with the Securities and Exchange Commission on March 3, 2003 for the quarter ending January 31, 2003, Form 10-QSB with the Securities and Exchange Commission on December 12, 2002 for the quarter ending October 31, 2002, September 5, 2002 for the quarter ending July 31, 2002, March 11 , 2002 for the quarter ending January 31, 2002, and December 18, 2001 for the quarter ending October 31,2001.

(c) The Registrant's current reports on Form 8-K filed on February 4, 2003.

(d) The description of the Common Stock contained in the Registrant's Registration Statement on Form SB-2 filed on October 15, 2002.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.


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Item 4. Description of Securities.

Not applicable.



Item 5. Interests of Named Experts and Counsel.

None.



Item 6. Indemnification of Officers and Directors.

The Registrant's Certificate of Incorporation and Bylaws contain provisions limiting the personal liability of its directors for monetary damages resulting from breaches of their duty of care to the extent permitted by Massachusetts General Business Law. The Registrant's Certificate of Incorporation and Bylaws also contain provisions making indemnification of its directors and officers mandatory to the fullest extent permitted by the Massachusetts General Business Law, including circumstances in which indemnification is otherwise discretionary.

The Massachusetts General Business Law permits the indemnification by a Massachusetts corporation of its directors, officers, employees and other agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was illegal. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and require court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.



Item 7. Exemption from Registration Claimed.

Not Applicable



Item 8. Exhibits:

Pursuant to Item 601 of Rule S-K, the following Exhibits are annexed hereto:

Exhibit 1  Opinion of Legal Counsel
Exhibit 2  Independent Auditors Consent.



Item 9. Undertakings:

(a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement:


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          (i) To include any prospectus required by section 10(a)(3) of the
     Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement. Provided, however, that paragraphs (a)(1) (i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to
     Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 6) or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                 SIGNATURE PAGE


The Registrant, pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf the undersigned, thereunto duly authorized, in the Town of Shrewsbury, Massachusetts on the fourth day of February 2003.

MASS MEGAWATTS WIND POWER, INC.

By: /s/ Jonathan Ricker
        -------------------------------
Title:  President and Director

 Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statements has been signed by the following persons in the capacities and on the date indicated.

Dated: April 28, 2003

By: /s/ Jonathan Ricker
        -------------------------------
Title:  President and Director


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EXHIBIT INDEX -

EXHIBIT NUMBER               ITEM

Exhibit 1                    Opinion of Legal Counsel

Exhibit 2                    Consent of Independent Accountants


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